Item (j)(i) under Form N-1A
                                                 Item 23 under Item 601/Reg. S-K

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditor" in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A No. 33-37525) and the related Prospectus and to the incorporation therein of our report dated January 22, 1999 with respect to the financial statements included in the Annual Report of The Wachovia Municipal Funds (Wachovia North Carolina Municipal Bond Fund, Wachovia Georgia Municipal Bond Fund, Wachovia Virginia Municipal Bond Fund, and Wachovia South Carolina Municipal Bond Fund).



                                Ernst & Young LLP

Pittsburgh, Pennsylvania
February 22, 1999